Exhibit 10.1

AMENDED AND RESTATED MARK B. DUNKERLEY EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”) is entered by and between MARK B. DUNKERLEY (“Employee”) and each of Hawaiian Holdings, Inc. (“HH”) and its wholly owned subsidiary Hawaiian Airlines, Inc. (“HA”); which companies are individually and collectively identified herein as the “Company”).

The parties hereto hereby amend and restate the employment agreement between and among Employee, HH and HA, as most recently amended effective May 25, 2010 (the “Prior Agreement”) and replace it in its entirety with this Agreement, effective November 15, 2012.  The Company desires to re-establish its right to the continued services of Employee, in the capacity described below, on the terms and conditions and subject to the rights of termination hereinafter set forth, and Employee is willing to accept such employment on such terms and conditions.

In consideration of the mutual agreements hereinafter set forth, Employee and the Company have agreed and do hereby agree as follows:

1.             Employment as President and Chief Executive Officer; Service as Director.  The Company does hereby continue to employ Employee as President and Chief Executive Officer and Employee does hereby accept and agree to such continued employment.  Employee’s duties during the Employment Period (defined below) shall be the executive, managerial and reporting duties required of a chief executive officer of a corporation and such other duties as the Board of Directors of the Company shall from time to time prescribe and as provided in the Bylaws of the Company, including but not limited to direct responsibility for and supervision of all aspects of the business and affairs of HH and HA.  Employee shall report directly to the respective Board of Directors of each of HH and HA, as applicable, for the Employment Period.  No other person or persons will occupy a position or have any authority with respect to the Company that is equal to or greater than the position and authority of Employee, other than the Board of Directors.  Except for the internal auditor, all other persons who are employed by the Company will report directly or indirectly to Employee, and no other persons will report to the Board of Directors of HH or HA or any member of these Boards of Directors other than Employee.  Employee shall devote his full time, energy, and skill to the performance of his duties for the Company and for the benefit of the Company, except for reasonable vacations authorized by the respective Board of Directors of HH and HA, as applicable, and reasonable absences because of illness.  Employee shall be eligible for up to four (4) weeks of vacation annually, subject to requirements of operations and as duties may permit provided that unused vacation shall not be accrued and the Company shall not make payment to Employee for unutilized vacation.  Furthermore, Employee shall exercise due diligence and care in the performance of his duties to the Company under this Agreement.  Effective as of the Renewal Effective Date (as defined in section 2 below) and during the Term, (i) HH shall cause Employee to be appointed to serve as a director of the Board of Directors of HA and (ii) the Board of Directors of HH shall nominate Employee for election to HH’s Board of Directors and HH shall use its good faith efforts to elect Employee to such position.

2.             Term of Agreement.  The term of this Agreement (“Term”) shall commence on November 15, 2012 (the “Renewal Effective Date”) and shall continue until January 1, 2017.  The period of time commencing on the Renewal Effective Date and ending on the expiration date of the Term, or, if earlier, the date of termination of Employee’s employment (“Termination Date”) under this Agreement shall be referred to as the “Employment Period.”  The Company and Employee agree to discuss at least twelve (12) months prior to the expiration date of the Term (unless Employee’s employment has been terminated prior to such date), their respective intentions with respect to any extension of the employment of Employee with the Company beyond the Termination Date.

3.             Compensation.

a)            Base Salary.  The Company shall pay Employee, and Employee agrees to accept from the Company as payment for his services to the Company, a base salary at the rate of Six Hundred and Twenty-Five Thousand Dollars ($625,000) per year (“Base Salary”), payable in equal semi-monthly installments or at such other time or times as Employee and the Company shall agree, provided that in no event will such payment be made later than the 409A Limit as defined in Section 22(a) hereof.  Employee’s Base Salary will be reviewed by the Compensation Committee of the Board at least annually for possible increases.

b)            Performance/Incentive Bonus.  Employee will be eligible to receive an annual performance/incentive bonus (with a pro rata adjustment for any partial year period caused by the Termination Date being other than December 31 of any year, subject to attainment of performance targets) of a target amount of one hundred and twenty-five percent (125%) and a maximum of two hundred percent (200%) of his annual salary.  Employee’s bonus for the 2012 year will be based on the full calendar year (weighted to take into account the portion of the year service was provided under the Prior Agreement and the portion of the year service was provided under this Agreement.).  The bonus plan will be based upon achievement of goals set forth under the 2006 Management Incentive Plan (or its successor plan) and such goals shall be consistent with those set for other executive officers.  Employee and the Company may, but shall have no obligation to, agree that a portion of Employee’s performance/incentive bonus will be paid in shares of common stock of HH valued in a manner agreed upon by the parties.  Any performance/incentive bonus pursuant to this paragraph shall be paid no later than the 409A Limit as defined in Section 22(a) hereof.

c)             Prior Equity Awards.  Notwithstanding any provision of this Agreement to the contrary, the vesting (including accelerated vesting) and other terms of all equity awards granted to Employee before the Renewal Effective Date (the “Prior Equity Awards”) shall continue to be governed by the terms of the Prior Agreement and the applicable equity award agreements; provided, however, that any accelerated vesting pursuant to Employee’s termination shall be subject to the Release (as such term is defined herein) provisions of Section 8(f) of this Agreement.

d)            401K Plan.  Employee shall be eligible to participate in the Company’s 401(k) retirement plan with employer “match” contributions of 2% of Employee’s Base Salary or such greater percentage as may be generally made available to non-contract employees, in each case to the maximum allowable legal limit.

e)             2012 Restricted Stock Unit Awards.

(i)            2012 Type A Restricted Stock Unit.  On the Renewal Effective Date, Employee shall receive a Restricted Stock Unit grant covering that number of shares of Company common stock equal to $1,000,000 divided by the thirty trading day trailing (excluding the grant date) volume-weighted average share price of Company common stock (“VWAP”) measured through the day prior to the Renewal Effective Date, rounded up to the nearest whole share (the “2012 Type A Restricted Stock Unit”). None of the 2012 Type A Restricted Stock Unit shall vest unless the Company achieves pre-tax net profits, determined in accordance with U.S. generally accepted accounting principles, of at least an aggregate of one million dollars over any rolling two consecutive Company fiscal quarters in the period commencing with the first full Company fiscal quarter after the grant date and through the last full Company fiscal quarter ending prior to January 1, 2017 (the “2012 Type A Restricted Stock Unit Performance Metric”).  Subject to achieving the 2012 Type A Restricted Stock Unit Performance Metric and Compensation Committee written certification thereof (which the Compensation Committee shall be obligated to provide within sixty (60) days following the achievement of the 2012 Type A Restricted Stock Unit Performance Metric) and further subject to Employee’s continued employment by the Company through each vesting date and any accelerated vesting as provided in Section 8 hereof, the 2012 Type A Restricted Stock Unit will vest as to two-thirds of the covered shares (rounded up to the nearest whole share) on the second anniversary of the Renewal Effective Date and as to the final one-third of the covered shares on the third anniversary of the Renewal Effective Date.  The shares subject to the 2012 Type A Restricted Stock Unit will be distributed to Employee on the first Distribution Date following each vesting date, but in no event later than the 409A Limit.  In the event that the 2012 Type A Restricted Stock Unit Performance Metric has not been achieved as of any vesting date, that tranche of 2012 Type A Restricted Stock Unit shall still be eligible to vest and shall vest on the date, if any, of the Compensation Committee’s written certification, which the Compensation Committee shall be obligated to provide within sixty (60) days following the achievement of the 2012 Type A Restricted Stock Unit Performance Metric, so long as achievement of the 2012 Type A Restricted Stock Unit Performance Metric is not after January 1, 2017.  For purposes of this Agreement, the term “Distribution Date” shall mean the first date on which Employee is able to freely sell securities of HH or its affiliates and shall not include any period during which Employee is unable to sell such securities due to any so-called “black-out” period or otherwise.   For purposes of this Agreement, the term “409A Limit” shall mean the later of (i) the fifteenth day of the third month following the end of Employee’s first taxable year in which the right to such payment or distribution is no longer subject to a substantial risk of forfeiture or (ii) the fifteenth day of the third month following the end of the Company’s first taxable year in which the right to such payment or distribution is no longer subject to a substantial risk of forfeiture.  For the avoidance of doubt, any Type A Unearned Performance-Based Full Value Awards (as defined in Section 8(a)(iv)(2)), any Type B Earned Performance-Based Full Value Awards (as defined in Section 8(a)(iv)(3)) and any Type B Unearned Performance-Based Full Value Awards (as defined in Section 8(a)(iv)(4)) shall be considered subject to a substantial risk of forfeiture until both the applicable Type A and Type B performance metrics are satisfied or deemed satisfied.

(ii)           2012 Type A Restricted Stock Unit — Qualifying Change in Control.  Notwithstanding any provision of this Agreement to the contrary, in the event of a Change in Control as defined in Sections 11(a), 11(b) (but substituting 50% for 40% in Sections 11(a) and (b)), 11(c) or 11(d) hereof occurs prior to January 1, 2017 (a “Qualifying Change in Control”) while Employee remains employed by the Company (or within twenty-nine (29) days following Employee’s termination of employment pursuant to Section 7(c) or (d) of this Agreement), any unvested 2012 Type A Restricted Stock Unit shares shall be assumed or substituted by the acquirer for an equity award equivalent in all material respects to the 2012 Type A Restricted Stock Unit (an “Equivalent 2012 Type A Award”).  In such event, the 2012 Type A Restricted Stock Unit Performance Metric shall be deemed satisfied (without need for certification by the Compensation Committee) and the 2012 Type A Restricted Stock Unit award shall remain subject to the remaining service-based vesting provisions, subject to accelerated vesting pursuant to Section 8 hereof.  If any 2012 Type A Restricted Stock Unit shares required to be assumed or substituted for an Equivalent 2012 Type A Award are not so assumed or substituted, then such 2012 Type A Restricted Stock Unit shall become 100% vested upon such Qualifying Change in Control.

(iii)          2012 Type B Restricted Stock Unit. On the Renewal Effective Date, Employee shall receive a Restricted Stock Unit grant covering that number of shares of Company common stock equal to $500,000 divided by the thirty trading day trailing (excluding the grant date) volume-weighted average share price of Company common stock (“VWAP”) measured through the day prior to the Renewal Effective Date, rounded up to the nearest whole share (the “2012 Type B Restricted Stock Unit”), with the resulting target share number (the “Target Shares”) multiplied by 1.5 to reflect the potential maximum 2012 Type B Restricted Stock Unit payout for top performance.  Subject to Employee’s continued employment by the Company through each vesting date, and further subject to accelerated vesting as provided in Section 8 hereof, the 2012 Type B Restricted Stock Unit shall vest, if at all (except as provided in subparagraph (e)(iv) below) as to two-thirds of the covered shares (rounded up to the nearest whole share) on the second anniversary of the Renewal Effective Date and as to the final one-third of the covered shares on the third anniversary of the Renewal Effective Date.  Any 2012 Type B Restricted Stock Unit that vests pursuant to the immediately preceding sentence (i) shall not be delivered to Employee unless the 2012 Type A Restricted Stock Unit Performance Metric has been achieved prior to the date of the first regularly scheduled Compensation Committee meeting following the third anniversary of the Renewal Effective Date (but in no event later than sixty (60) days following the third anniversary of the Renewal Effective Date) (the “Post-Performance Period Compensation Committee Meeting”), and has been certified by the Compensation Committee on or prior to the Post-Performance Period Compensation Committee Meeting, and (ii) shall be delivered only to the extent the 2012 Type B Restricted Stock Unit Performance Metric (as defined below) has been achieved during the period commencing on the Renewal Effective Date and ending on the third anniversary thereof (the “2012 Type B Restricted Stock Unit Performance Period”) and has been certified by the Compensation Committee at the Post-Performance Period Compensation Committee Meeting.  The number of shares determined to be delivered by the Compensation Committee pursuant to the immediately preceding sentence shall be paid on the first Distribution Date following the Post-Performance Period Compensation Committee Meeting, but in no event later than the 409A Limit.  The 2012 Type B Restricted Stock Unit Performance Metric is the Company’s relative total stockholder return.  This is determined by dividing the Company’s thirty trading day trailing (including the final date) VWAP on the third anniversary of the Renewal Effective Date (the “Final Measurement Date”) by the Company’s thirty trading day trailing (excluding the Renewal

Effective Date) VWAP on the Renewal Effective Date (the “Initial Measurement Date”) (the “Hawaiian Total Stockholder Return”), relative to the total stockholder return, measured in the same manner over the 2012 Type B Restricted Stock Unit Performance Period for the following ten companies (the “Carriers”)(the “Carriers Total Stockholder Return”):

1. Allegiant Travel Company

2. Delta Airlines, Inc.

3. United Continental Holdings

4. Republic Airways Holdings, Inc.

5. US Airways Group, Inc.

6. Southwest Airlines Co.

7. Alaska Air Group, Inc.

8. JetBlue Airways Corporation

9. SkyWest, Inc.

10. Spirit Airlines, Inc.

If the Hawaiian Total Stockholder Return exceeds each of the Carriers Total Stockholder Return, or is tied for first place, then Employee shall earn 150% of the Target Shares.

If the Hawaiian Total Stockholder Return is the second highest relative to the Carriers Total Stockholder Return, or is tied for second place, then Employee shall earn 130% of the Target Shares.

If the Hawaiian Total Stockholder Return is the third highest relative to the Carriers Total Stockholder Return, or is tied for third place, then Employee shall earn 120% of the Target Shares.

If the Hawaiian Total Stockholder Return is the fourth highest relative to the Carriers Total Stockholder Return, or is tied for fourth place, then Employee shall earn 100% of the Target Shares.

If the Hawaiian Total Stockholder Return is the fifth highest relative to the Carriers Total Stockholder Return, or is tied for fifth place, then Employee shall earn 100% of the Target Shares.

If the Hawaiian Total Stockholder Return is the sixth highest relative to the Carriers Total Stockholder Return, or is tied for sixth place, then Employee shall earn 100% of the Target Shares.

If the Hawaiian Total Stockholder Return is the seventh highest relative to the Carriers Total Stockholder Return, or is tied for seventh place, then Employee shall earn 70% of the Target Shares.

If the Hawaiian Total Stockholder Return is the eighth highest relative to the Carriers Total Stockholder Return, or is tied for eighth place, then Employee shall earn 40% of the Target Shares.

If the Hawaiian Total Stockholder Return is the ninth highest relative to the Carriers Total Stockholder Return, or lower, or is tied for ninth place, or lower, then Employee shall earn 0% of the Target Shares.

                If the Company or any of the Carriers enters bankruptcy during the 2012 Type B Restricted Stock Unit Performance Period, they shall be treated as being at the bottom of the total stockholder return rankings.  If any of the Carriers ceases to be a publicly-traded company prior to the end of the 2012 Type B Restricted Stock Unit Performance Period, their total stockholder return shall be computed from the Renewal Effective Date through the date upon which they cease to be a publicly-traded company, and that total stockholder return shall thereafter be adjusted by the average total stockholder return of the remaining publicly-traded Carriers (that have not entered bankruptcy) and the Company over the remainder of the 2012 Type B Restricted Stock Unit Performance Period.  All percentages of vesting shall be rounded up to the nearest whole share.

The Target Shares shall be proportionately adjusted for any increase or decrease in the number of issued shares of Company common stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Company common stock, or any other increase or decrease in the number of issued shares of Company common stock effected without receipt of consideration by the Company and shall also be equitably adjusted to reflect any split-up, spin-off or other change in the corporate structure of the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.”

For purposes of determining Hawaiian Total Stockholder Return and Carriers Total Stockholder Return, in the event that the Company or a Carrier issues a cash dividend (the “Issuer”) and the ex-dividend date of such dividend occurs during the 2012 Type B Restricted Stock Unit Performance Period, then the Carriers’ or the Company’s, as appropriate, thirty trading day trailing VWAP on the third anniversary of the Renewal Effective Date shall be increased by an amount equal to such cash dividend in determining the Carriers Total Stockholder Return or the Hawaiian Total Stockholder Return.

EXAMPLE 1: On the Initial Measurement Date, the Company’s thirty trading day trailing (excluding the grant date) VWAP is $5 per share.  On the Final Measurement Date, the Company’s thirty trading day trailing VWAP is $10 per share.  This results in a Hawaiian Total Stockholder Return of 200%.  The best Carrier Total Stockholder Return is also 200%.  Accordingly, Employee earns 150% of the Target Shares, subject to the other vesting conditions.

EXAMPLE 2: On the Initial Measurement Date, the Company’s thirty trading day trailing (excluding the grant date)  VWAP is $5 per share.  On the Final Measurement Date, the Company’s thirty trading day trailing VWAP is $6 per share.  This results in a Hawaiian Total Stockholder Return of 120%.  The fifth highest Carrier Total Stockholder Return is 125%.  The sixth highest Carrier Total Stockholder Return is 118%.  Accordingly, because Hawaiian’s Total Stockholder Return is in sixth place, Employee earns 100% of the Target Shares, subject to the other vesting conditions.

EXAMPLE 3: On the Initial Measurement Date, the Company’s thirty trading day trailing (excluding the grant date)  VWAP is $5 per share.  On the Final Measurement Date, the Company’s thirty trading day trailing VWAP is $7 per share.  This results in a Hawaiian Total Stockholder Return of 140%.  Two Carriers entered bankruptcy during the Type B Restricted Stock Unit Performance Period.  Of the eight remaining Carriers, the eighth highest Carrier Total Stockholder Return was 145%. Accordingly, because Hawaiian’s Total Stockholder Return is in ninth place, Employee earns 0% of the Target Shares.

EXAMPLE 4: Two years following the Renewal Effective Date, Allegiant Travel Company ceases to be publicly traded pursuant to a going private transaction.  Through that date, Allegiant Travel Company’s Carrier Total Stockholder Return was flat — 100%.  In the final year of the 2012 Type B Restricted Stock Unit Performance Period, the average Carrier Total Stockholder Return, including the Hawaiian Total Stockholder Return for purposes of computing the average, was 110%.  Accordingly, Allegiant Travel Company will be deemed to have a Carrier Total Stockholder Return of 110% for the 2012 Type B Restricted Stock Unit Performance Period.

(iv)          Type B Restricted Stock Unit — Qualifying Change in Control.  Notwithstanding any provision of this Agreement to the contrary, in the event of a Change in Control as defined in Sections 11(a), 11(b) (but substituting 50% for 40% in Sections 11(a) and (b)), 11(c) or 11(d) hereof occurs prior to January 1, 2017 (a “Qualifying Change in Control”) while Employee remains employed by the Company (or within twenty-nine (29) days following Employee’s termination of employment pursuant to Section 7(c) or (d) of this Agreement), any unvested 2012 Type B Restricted Stock Unit shares shall be assumed or substituted by the acquirer for an equity award equivalent in all material respects to the 2012 Type B Restricted Stock Unit (an “Equivalent 2012 Type B Award”).  In such event, the 2012 Type A Restricted Stock Unit Performance Metric shall be deemed satisfied (without need for certification by the Compensation Committee) and the extent to which the 2012 Type B Restricted Stock Unit Performance Metric has been achieved shall be determined under the same methodology as outlined above (to be determined by the Compensation Committee immediately prior to the consummation of the Change in Control), but using a truncated 2012 Type B Restricted Stock Unit Performance Period commencing on the Renewal Effective Date and terminating on the date of the consummation of the Change in Control (including such date), subject to accelerated vesting pursuant to Section 8 hereof.  Any remaining service based vesting requirements shall still apply, subject to accelerated vesting pursuant to Section 8 hereof. If any 2012 Type B Restricted Stock Unit shares required to be assumed or substituted for an Equivalent 2012 Type B Award are not so assumed or substituted, then such 2012 Type B Restricted Stock Unit shall become 100% vested with respect to any remaining service-based vesting, at the level of performance determined pursuant to the methodology specified in the second previous sentence, upon such Qualifying Change in Control.

EXAMPLE 5: On the Initial Measurement Date, the Company’s thirty trading day trailing VWAP (excluding the Initial Measurement Date)  is $5 per share.  The Company is acquired in a Change in Control that is consummated on the one-year anniversary of the Renewal Effective Date.  The Company’s share thirty trading day trailing VWAP (including the one-year anniversary Date) on such date is $10 per share, resulting in a Hawaiian Total Stockholder Return of 200%.  Relative to the Carrier Stockholder Return over the truncated one-year 2012 Type B Restricted Stock Unit Performance Period, the Company is in third place.  Accordingly, because the Type B 2012 Restricted Stock Unit Award is in third place, Employee earns 120% of the Target Shares, subject to the other vesting conditions.

f)             The Company shall use its good faith efforts to ensure that a sufficient number of shares remain available for issuance under applicable approved Restricted Stock Unit plan(s) for the issuance of the 2012 Type A Restricted Stock Unit and 2012 Type B Restricted Stock Unit.  The Company shall use its good faith efforts to register any shares of Company common stock issuable pursuant to 2012 Type A Restricted Stock Unit and 2012 Type B Restricted Stock Unit on Form S-8 (or any applicable successor form).

g)             Net Withholding.  The 2012 Type A Restricted Stock Unit and 2012 Type B Restricted Stock Unit and any future equity awards granted pursuant to Section 3(h) below shall provide that any minimum required tax withholding shall be addressed through a net issuance, whereby that number of shares with a fair market value equal to the minimum required withholding amount shall be retained by the Company in order to offset the Company’s obligation for tax withholding payment costs for Employee’s taxes, unless Employee timely elects in his discretion to make a cash payment to satisfy such tax withholding payment costs.

h)            Future Equity Awards.  Employee shall be eligible for annual equity awards in March of 2013, 2014 and 2015 in forms and amounts determined by the Compensation Committee in its discretion.

4.             Fringe Benefits.  Employee shall be entitled to participate, at the Company’s expense, in any benefit programs adopted from time to time by the Company for the benefit of its executive employees and Employee shall be entitled to receive such other fringe benefits as may be granted to him from time to time by the Company’s Board of Directors.  Any reimbursement pursuant to this Section 4 shall be paid as soon as practicable, provided that, to the extent required to comply with Section 409A of the Internal Revenue Code (the “Code”), such reimbursement shall be made on or before the last day of the calendar year following the calendar year in which the expense was incurred.  While he is employed hereunder (unless otherwise noted), Employee shall be entitled to receive the following benefits:

a)            Benefit Plans.  Employee shall be entitled to participate in any benefit plans relating to stock options, stock purchases, pension, thrift, profit sharing, life and disability insurance, medical coverage, executive medical coverage, education, or other retirement or employee benefits available to other executive employees of the Company, subject to any restrictions (including waiting periods) specified in such plans.

b)            Automobile.  The Company shall provide Employee with an automobile allowance of $1000 per month.

c)             Travel Benefits.  Employee and Employee’s spouse or domestic partner shall be entitled to travel benefits on Company flights (but not charter flights) at the P1A/F1 category.  Employee’s eligible dependents, if any, shall be entitled to travel benefits on Company flights (but not charter flights) at the P1A/F1 category when traveling with Employee and/or Employee’s spouse or domestic partner; when not traveling with Employee and/or Employee’s spouse or domestic partner, eligible dependents shall be entitled to travel benefits on Company transpacific flights (but not charter flights) at the S1A/F3 category and interisland flights at the S1A/F3 category. Employee and Employee’s spouse or domestic partner and eligible dependents shall be entitled to travel benefits on other airlines at the sole discretion of such airlines, at a comparable level to that provided to other Company executive officers.  Upon Employee’s employment termination after the Term (other than for Cause, as defined herein, or pursuant to Employee’s death), or upon Employee’s prior employment termination triggering severance benefits under Section 8 hereof, and subject to Employee’s signing and not revoking a release of claims in favor of the Company substantially in the form attached as Exhibit A to this Agreement (a “Release”), the lapse of any statutory period for revoking the Release, and such Release becoming effective in accordance with its terms within twenty-nine (29) days following the Termination Date, Employee and Employee’s spouse or domestic partner and eligible dependents shall receive, commencing on the Termination Date, for the duration of Employee’s life the Company travel benefits described above (but not the other travel benefits on other airlines) up to a maximum imputed taxable income, in the aggregate, of $25,000 per calendar year.  The travel benefits provided pursuant to the preceding sentences of this Section 4(c) shall be provided on a basis that is no less beneficial than travel benefits provided as of the Renewal Effective Date, and no less beneficial when compared to the travel benefits enjoyed by any other employee of the Company or by any member of the Board of Directors, whichever is better (subject to the $25,000 annual limitation and the exclusion of travel benefits on other airlines for the post-termination Company travel benefits).  Such lifetime travel benefits shall cease to be provided in the event Employee breaches his obligations under Sections 6 or 10 of this Agreement.

d)            Executive Long-Term Disability Insurance Plan.  Employee will be included in the Company’s Executive Long-Term Disability Insurance Plan, as it may be modified from time to time, at the Company’s expense.

e)             Business Expenses.  The Company shall reimburse Employee for any and all necessary, customary, and usual expenses, properly receipted in accordance with Company policies, incurred by Employee on behalf of the Company.

f)             Life Insurance.  The Company shall pay the premium for term life insurance coverage of $300,000.

g)             Annual Physical.  The Company shall reimburse Employee (or pay directly) for the reasonable costs of an annual executive full physical examination.

h)            Retiree Medical.  Upon any termination of his employment hereunder, Employee shall be eligible to participate in the Company’s Executive Retiree Medical Plan on the same terms as apply to other Eligible Retirees (as such term is defined in such plan).

5.             Relocation.  If Employee completes his service under this Agreement through January 1, 2017 or if Employee’s employment is terminated prior to January 1, 2017 (i) by act of the Company other than for Cause (as defined herein), (ii) by Employee for Good Reason (as defined herein), or (iii) by reason of Employee’s death or Disability (as defined herein), then, subject to Employee (or his beneficiary) signing and not revoking a Release, the lapse of any statutory period for revoking the Release, and such Release becoming effective in accordance with its terms within twenty-nine (29) days following the Termination Date, the Company will reimburse Employee for eligible costs related with relocation from Hawaii (including eligible costs incurred on or after such employment termination but prior to the effectiveness of the Release), which will include but not be limited to the following items: i) the reasonable out-of-pocket costs of moving his household goods and belongings from Hawaii, including packing, unpacking, shipping and insurance, (ii) the shipment of one automobile, and (iii) travel costs for Employee and his domestic partner directly related to Employee’s relocation from Hawaii (collectively referred to as the “Termination Expenses”). The Termination Expenses will be reimbursed up to a maximum of $50,000.00.  Notwithstanding the foregoing in order to receive reimbursement of the Termination Expenses under this Section 5, such Termination Expense must be incurred on or before the end of the second calendar year following the calendar year in which Employee’s termination of employment occurs and reimbursement of such Termination Expense shall be made as soon as administratively feasible following submission of such expense but shall in any event be made on or before the end of the third calendar year following the calendar year in which Employee’s termination of employment occurs.

6.             Confidential Information.  Employee recognizes that by reason of his employment by and service to the Company he will occupy a position of trust with respect to business and technical information of a secret or confidential nature which is the property of the Company which will be imparted to him from time to time in the course of the performance of his duties hereunder.  Employee acknowledges that such information is a valuable and unique asset of the Company and agrees that he shall not, during or after the Term of this Agreement, use or disclose directly or indirectly any confidential information of the Company to any person, except that Employee may use and disclose to authorized personnel of the Company such confidential information as is reasonably appropriate in the course of the performance of his duties hereunder.  Confidential information of the Company shall include all information and knowledge of any nature and in any form relating to the Company including but not limited to, business plans; development projects; computer software and related documentation and materials; designs, practices, processes, methods, know-how and other facts relating to the business of the Company; advertising, promotions, financial matters, sales and profit figures, customers or customer lists.  Confidential information shall not include any information that is or shall become publicly known through no fault of Employee and any information received in good faith from a third party who has the right to disclose such information and who has not received such information, either directly or indirectly, from the Company.

7.             Termination of Employee’s Employment.

a)            Death; Disability.  If Employee dies while employed by the Company, his employment shall immediately terminate.  If, as a result of Employee’s mental or physical incapacity, Employee shall be unable to perform the services for the Company contemplated by this Agreement in the manner in which he previously performed them during an aggregate of one hundred twenty (120) business days in any consecutive seven (7) month period (“Disability”), Employee’s employment may be terminated by the Company for Disability.  In the event of Disability or death, Employee or Employee’s beneficiaries, as the case may be, (i) shall continue to be paid the Base Salary through the Termination Date and a performance/incentive bonus, pro-rated to reflect the date of death or Disability, and subject to attaining the requisite performance milestones and payable at the same time as other participants, as determined in accordance with Section 3(b), and (ii) shall retain his vested equity compensation awards and other vested benefits and rights under the Company’s benefit plans in accordance with the terms of such plans and this Agreement.  In the case of death, Employee’s beneficiaries or his estate shall receive benefits in accordance with the Company’s retirement, insurance and other applicable programs and plans then in effect.

(i)                                     Any Type A Unearned Performance-Based Full Value Awards (as defined in Section 8(a)(iv)(2)) shall remain outstanding and shall be treated in the manner set forth in Section 8(a)(iv)(2) except that Employee shall not be 100% vested in the award as a result of termination of employment and shall only be entitled to payment of that portion of the award that has satisfied the service-based vesting requirements as of the Termination Date.

(ii)                                  Any Type B Earned Performance-Based Full Value Awards (as defined in Section 8(a)(iv)(3)) and Type B Unearned Performance-Based Full Value Awards (as defined in Section 8(a)(iv)(4)) shall remain outstanding and shall be earned and paid in the same manner as if Employee had remained employed for the entire performance period except that Employee shall only be entitled to payment of that portion of the award that has satisfied the service-based vesting requirements as of the Termination Date.

b)                                     Termination by the Company for Cause.  The Company may terminate Employee’s employment under this Agreement for “Cause” (as defined herein) at any time prior to expiration of the Term, only upon the occurrence of any one or more of the following events:

(i)                                     The material breach by Employee of his obligations hereunder, after Employee has been given written notice specifying the breach and has been provided a thirty day opportunity to cure.  This includes, without limitation, willful neglect of Employee’s duties or Employee’s willful failure (other than any such failure resulting from the termination of Employee’s employment pursuant to his death, Disability, retirement or Good Reason, as provided elsewhere in this Agreement) to implement or adhere to policies established by, or directives of, the Company’s Board of Directors.

(ii)                                  Employee is convicted of, or pleads guilty or no contest to a felony, or written evidence is presented to the Board that Employee engaged in a crime that may have an adverse impact on the Company’s reputation and standing in the community.

(iii)                               Employee commits fraud in connection with the business affairs of the Company, regardless of whether said conduct is designed to defraud the Company or others.

In the event of termination for Cause, the Company shall pay Employee any portion of Employee’s Base Salary accrued, but not paid, prior to the Termination Date.  In the event of termination for Cause, the Company’s obligation to pay Employee’s Base Salary for any periods after the Termination Date shall cease as of the Termination Date, all of Employee’s equity compensation awards shall immediately cease vesting, and all of Employee’s benefits shall cease, except as otherwise required by law; provided that Employee shall retain his vested equity compensation awards and other vested benefits and rights under the Company’s benefit plans in accordance with the terms of such plans and this Agreement.  For the avoidance of doubt, Employee shall be entitled to the benefits set forth in Section 7(a)(i) and (ii) above.  If Employee’s employment is terminated for Cause, Employee’s employment may be terminated on written notice, effective immediately, unless otherwise expressly provided for in this Agreement.

c)                                      Termination by the Company without Cause.  The Company shall have the right to terminate this Agreement prior to the expiration of the Term, at any time, without Cause.  In the event the Company shall so elect to terminate this Agreement, Employee shall be eligible to receive compensation pursuant to the provisions of Section 8 hereof.

d)                                     Termination by Employee for Good Reason.  Employee shall have the right to terminate this Agreement for “Good Reason” (as defined herein).  For purposes of this Agreement, “Good Reason” shall mean the occurrence, without Employee’s prior written consent, of any one or more of the following events:

(i)                                     The assignment to Employee of any duties that are materially inconsistent with Employee’s duties as Chief Executive Officer, or that reflect a material reduction of his powers and responsibilities;

(ii)                                  Employee’s ceasing to report solely to the Board of Directors;

(iii)                               A negative change to Employee’s title;

(iv)                              The Company’s material breach of any of the provisions of this Agreement, or a material adverse change in the conditions of Employee’s employment (e.g., including, without limitation, a failure by the Company to provide Employee with incentive compensation and benefit plans that provide comparable benefits and amounts as such type of programs as are provided to other Company executive officers, etc.);

(v)                                 The relocation of the Company’s principal executive offices to a location outside of the Honolulu area or the Company’s requiring Employee to be based anywhere other than the Company’s principal executive offices, except for travel on Company business to an extent substantially consistent with Employee’s position and responsibilities;

(vi)                              Following a change in control (as defined in Section 11), Employee not remaining as the chief executive officer of a successor publicly-traded Company; or

(vii)                           A failure by the Company to maintain Directors’ and Officers’ insurance as set forth in Section 20.

Employee agrees to provide the Company thirty (30) days’ prior written notice of any termination for Good Reason within ninety (90) days’ of Employee becoming aware of the occurrence of any of the foregoing (except in the case of a termination pursuant to subparagraph

(vi) hereof), during which 30-day period the Company shall have the right to cure the circumstances giving rise to the Good Reason stated in such notice.  In the event of termination for Good Reason, Employee shall be eligible to receive compensation pursuant to the provisions of Section 8 hereof.

e)                                      Termination by Employee Without Good Reason.  Employee shall have the right to terminate this Agreement without Good Reason.  In the event of a resignation by Employee without Good Reason, the Company shall pay Employee any portion of Employee’s Base Salary accrued, but not paid, prior to the Termination Date, all of Employee’s equity compensation awards shall immediately cease vesting, and all of Employee’s benefits shall cease, except as otherwise required by law or as otherwise provided herein; provided that Employee shall retain his vested equity compensation awards and other vested benefits and rights under the Company’s benefit plans in accordance with the terms of such plans and this Agreement.  For the avoidance of doubt, Employee shall be entitled to the benefits set forth in Section 7(a)(i) and (ii) above.

8.                                      Compensation Upon Termination by the Company Other than for Cause or By Employee for Good Reason.

a)                                     Compensation Upon Termination by the Company Other than for Cause or By Employee for Good Reason.  If Employee’s employment shall be terminated (i) by act of the Company other than for Cause during the Term, or (ii) by Employee for Good Reason during the Term, then subject to Employee signing and not revoking a Release, the lapse of any statutory period for revoking the Release, and such Release becoming effective in accordance with its terms within twenty-nine (29) days following Employee’s Termination Date, the Company shall provide severance pay and benefits as follows:

(i)                                     Payment of Unpaid Base Salary and Performance/Incentive Bonus.  The Company shall immediately pay Employee any portion of Employee’s Base Salary accrued, but not paid, prior to the Termination Date and a performance/incentive bonus for such year, subject to attaining the requisite performance milestones and payable at the same time as other participants, as determined in accordance with Section 3(b), with a rating of 1.0 for all objectives that are not intended to constitute performance-based compensation under Code Section 162(m), and a rating determined by the Compensation Committee consistent with its determination for other executives for all objectives that are intended to constitute performance-based compensation under Code Section 162(m).

(ii)                                  Lump Sum Payment.  Employee shall receive, on the twenty-ninth (29th) day following the Termination Date, or such later time as is required pursuant to Section 22 hereof, a lump sum cash severance payment in an amount equal to 3 times the amount of Employee’s total Base Salary and average annual bonus payment received during the 36 month period immediately prior to such termination, up to a maximum severance payment of $4,000,000 (the “Cash Severance Amount”).

(iii)                               Continuation of Medical and Other Benefits.  Throughout the Term of this Agreement from and after the Termination Date, the Company shall continue to provide Employee with (i) life insurance coverage and disability benefits as if Employee’s employment under the Agreement had not been terminated; provided that coverage (as distinct from benefits due to a disability incurred prior to the Termination Date) under the Company’s long term disability insurance will not be included as part of benefits provided after termination of employment, because the carrier limits provision of such to active employees and (ii) Travel Benefits set forth in Section 4(c), as if Employee’s employment under the Agreement had not been terminated.  In lieu of subsidized COBRA, and payable whether or not Employee elects COBRA coverage, Employee will also receive continued payments of $3,000 per month through the end of the Term.  If required by law or otherwise allowed by the relevant carrier, Employee will be afforded the opportunity to continue such benefits at Employee’s own cost after the benefits provided under this Section 8(c) have expired.

(iv)                              Full-Value Award Vesting Acceleration.

(1)                                 2012 Type A Restricted Stock Unit and Other Similar Full-Value Awards As To Which Only Service-Based Vesting Requirements Remain.  The 2012 Type A Restricted Stock Unit and any future full-value awards subject to performance-based vesting similar to the 2012 Type A Restricted Stock Unit, in each case as to which the performance-based vesting metrics have been met or are deemed to have been met as of the Termination Date pursuant to the terms of this Agreement and/or the underlying equity agreement and as to which only service-based vesting requirements remain (all such awards are referred to herein as the “Type A Earned Performance-Based Full Value Awards”), shall be vested 100% as to the shares earned by virtue of satisfying or being deemed to satisfy the performance-based vesting metrics and shall be paid out on the twenty-ninth (29th) day following the Termination Date, or such later date as is required to avoid the imposition of additional taxes under Code Section 409A pursuant to Section 22 hereof.  Notwithstanding the foregoing, in the event the twenty-ninth (29th) day following the Termination Date or such later date as is required to avoid the imposition of additional taxes under Code Section 409A is not a Distribution Date, the Type A Earned Performance-Based Full Value Awards shall be distributed on the first succeeding Distribution Date, but in no event later than the 409A Limit.

(2)                                 2012 Type A Restricted Stock Unit and Other Similar Full-Value Awards As To Which Performance-Based Vesting Requirements Remain.  The 2012 Type A Restricted Stock Unit and any future full-value awards subject to performance-based vesting similar to the 2012 Type A Restricted Stock Unit, in each case as to which the performance-based vesting metrics have not been met or deemed to have been met as of the Termination Date pursuant to the terms of this Agreement and/or the underlying equity agreement (all such awards are referred to herein as the “Type A Unearned Performance-Based Full Value Awards”) shall remain outstanding and if the applicable performance metric is satisfied by January 1, 2017, shall be vested 100% as to the shares earned by virtue of satisfying the performance-based vesting metrics.  The vested shares subject to the Type A Unearned Performance-Based Full Value Awards shall be paid out on the twenty-ninth (29th) day following the Compensation Committee’s written certification thereof (which the Compensation Committee shall be obligated to certify within sixty (60) days following the achievement of the applicable performance metric), or such later date as is required to avoid the imposition of additional taxes under Code Section 409A pursuant to Section 22 hereof.  Notwithstanding the foregoing, in the event the twenty-ninth (29th) day following the Compensation Committee certification or such later date as is required to avoid the imposition of additional taxes under Code Section 409A is not a Distribution Date, the Type A Unearned Performance-Based Full Value Awards shall be distributed on the first succeeding Distribution Date, but in no event later than the 409A Limit.

(3)                                 2012 Type B Restricted Stock Unit and Other Similar Full-Value Awards As To Which the Performance-Period Has Not Ended but the Performance Metric Has Been Satisfied.  The 2012 Type B Restricted Stock Unit and any future full-value awards subject to performance-based vesting similar to the 2012 Type B Restricted Stock Unit, in each case as to which the applicable performance period has not yet ended but for which the 2012 Type A Restricted Stock Unit Performance Metric or other similar performance metric has been certified by the Compensation Committee as satisfied or deemed to have been satisfied prior to the Termination Date pursuant to the terms of this Agreement and the underlying equity agreement (all such awards are referred to herein as the “Type B Earned Performance-Based Full Value Awards”), shall have their performance periods truncated to the Employee’s Termination Date, and Employee shall vest in 100% of the shares earned by virtue of the Company’s performance through the Termination Date relative to the performance metrics specified in this Agreement and/or the underlying equity agreement for the truncated performance period. Such awards shall be paid out on the twenty-ninth (29th) day following the Compensation Committee’s written certification (which the Compensation Committee shall be obligated to certify within sixty (60) days following the achievement of the applicable performance metric), or such later date as is required to avoid the imposition of additional taxes under Code Section 409A pursuant to Section 22 hereof.  Notwithstanding the foregoing, in the event the twenty-ninth (29th) day following the Compensation Committee certification of the number of shares of Company common stock payable in respect of the Type B Earned Performance-Based Full Value Awards or such later date as is required to avoid the imposition of additional taxes under Code Section 409A is not a Distribution Date, the Type B Earned Performance-Based Full Value Awards shall be distributed on the first succeeding Distribution Date, but in no event later than the 409A Limit.

(4)                                 2012 Type B Restricted Stock Unit and Other Similar Full-Value Awards As To Which the Performance-Period Has Not Ended and the Performance Metric Has Not been Satisfied.  The 2012 Type B Restricted Stock Unit and any future full-value awards subject to performance-based vesting similar to the 2012 Type B Restricted Stock Unit, in each case as to which the applicable performance period has not yet ended and for which the 2012 Type A Restricted Stock Unit Performance Metric or other similar performance metric has not been certified by the Compensation Committee as satisfied prior to the Termination Date pursuant to the terms of this Agreement and/or the underlying equity agreement (all such awards are referred to herein as the “Type B Unearned Performance-Based Full Value Awards”), shall remain outstanding and if the 2012 Type A Restricted Stock Unit Performance Metric or other similar performance metric is satisfied by January 1, 2017, shall have their performance periods truncated to the Employee’s Termination Date, and Employee shall vest in 100% of the shares earned by virtue of the Company’s performance through the Termination Date relative to the performance metrics specified in this Agreement and/or the underlying equity agreement for the truncated performance period.  Such awards shall be paid out on the twenty-ninth (29th) day following the Compensation Committee’s written certification of the satisfaction of the 2012 Type A Restricted Stock Unit Performance Metric or other similar performance metric and the number of shares of Company common stock payable in respect of the Type B Earned Performance-Based Full Value Awards (which the Compensation Committee shall be obligated to certify within sixty (60) days following the achievement of the 2012 Type A Restricted Stock Unit Performance Metric or other similar performance metric), or such later date as is required to avoid the imposition of additional taxes under Code Section 409A pursuant to Section 22 hereof.  Notwithstanding the foregoing, in the event the twenty-ninth (29th) day following the Compensation Committee certification or such later date as is required to avoid the imposition of additional taxes under Code Section 409A is not a Distribution Date, the Type B Unearned Performance-Based Full Value Awards shall be distributed on the first succeeding Distribution Date, but in no event later than the 409A Limit.

b)                                     No Mitigation Required; No Other Entitlement to Benefits Under Agreement.  Employee shall not be required in any way to mitigate the amount of any payment provided for in this Section 8, including, but not limited to, by seeking other employment, nor shall the amount of any payment provided for in this Section 8 be reduced by any compensation earned by Employee as the result of employment with another employer after the Termination Date, or otherwise.  Except as set forth in this Section 8, following a termination governed by this Section 8, Employee shall not be entitled to any other compensation or benefits set forth in this Agreement, except as may be separately negotiated by the parties and approved by the Board of Directors of the Company in writing in conjunction with the termination of Employee’s employment under this Section 8 or as otherwise provided for in this Agreement.

c)                                      Release of Claims.  Receipt of the severance payments and benefits specified in this Section 8 shall be contingent on Employee’s execution of a Release, and the lapse of any statutory period for revocation, and such release becoming effective in accordance with its terms within twenty-nine (29) days following the Termination Date.  Any severance payment to which Employee otherwise would have been entitled during such twenty-nine (29) day period shall be paid by the Company in full arrears on the twenty-ninth (29th) day following Employee’s employment Termination Date or such later date as is required to avoid the imposition of additional taxes under Code Section 409A, together, with respect to any cash severance payments, with interest at the same rate as provided in Section 22(b).

9.                                      Code Section 280G .

a)                                     Best Results Treatment.  If any payment or benefit Employee would receive pursuant to this Agreement or otherwise on or after the date that is one year following the Renewal Effective Date, including accelerated vesting of any equity compensation (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the Excise Tax, then such Payment shall be reduced to the Reduced Amount.  The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Employee’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.  If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order: (A) cash payments shall be reduced first and in reverse chronological order such that the cash payment owed on the latest date following the occurrence of the event triggering such Excise Tax will be the first cash payment to be reduced; (B) accelerated vesting of stock awards shall be cancelled/reduced next and in the reverse order of the date of grant for such stock awards (i.e., the vesting of the most recently granted stock awards will be reduced first), with full-value awards reversed before any stock option or stock appreciation rights are reduced; and (C) employee benefits shall be reduced last and in reverse chronological order such that the benefit owed on the latest date following the occurrence of the event triggering such Excise Tax will be the first benefit to be reduced.

b)                                     280G Calculations.  The Company shall appoint a nationally recognized accounting firm to make the determinations required under this Section 9 and perform the foregoing calculations.  The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and Employee within fifteen (15) calendar days after the date on which right to a Payment is triggered (if requested at that time by the Company or Employee) or such other time as requested by the Company or Employee.  If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish the Company and Employee with an opinion reasonably acceptable to Employee that no Excise Tax will be imposed with respect to such Payment.  Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and Employee.

10.                               Noncompetition, Etc. Provisions.

a)                                     Noncompetition.  During the Term of this Agreement and for a period of twelve (12) months commencing on the Termination Date, Employee agrees and covenants that Employee shall not, directly or indirectly, undertake to become an employee, officer, partner, consultant or otherwise be connected with any entity for which, at such time or for the twelve (12) month period thereafter in excess of fifteen percent (15%) of its business is primarily directed at competition with the Company either within Hawaii or on routes to and from Hawaii serviced by the Company, provided, however, for sake of clarity, Employee shall not violate this provision if he is employed with overall responsibility for a business area (such as marketing) which includes oversight and responsibility for routes within Hawaii or on routes to and from Hawaii serviced by the Company.  Employee acknowledges and agrees that any intentional and material breach of this non-competition provision shall entitle Employer to immediately terminate payments pursuant to Section 8 of this Agreement and lifetime travel benefits provided in Section 4(c) of this Agreement.  If the Company ceases operations on a permanent basis or if the Company ceases to make payments to Employee pursuant to Section 8 hereof, the restrictions of this section shall immediately terminate.

b)                                     Nondisparagement.  During the Term of this Agreement and for a period of twenty-four (24) months commencing on the Termination Date, each party agrees that it/he shall not make any statements that disparage or tend to disparage the other party, including, in the case of the Company, its products, services, officers, employees, advisers or other business contacts.  Employee acknowledges and agrees that any intentional and material breach of this nondisparagement provision shall entitle the Company to immediately terminate payments pursuant to Section 8 of this Agreement and lifetime travel benefits provided in Section 4(c) of this Agreement, and if such disparagement is material and results in damage to the Company, the Company may also seek repayment of amounts previously paid to Employee pursuant to Section 8.

c)                                      Right to Company Materials.  Employee agrees that all styles, designs, lists, materials, books, files, reports, correspondence, records, and other documents (“Company Materials”) used, prepared, or made available to Employee, shall be and shall remain the property of the Company.  Upon the termination of employment or the expiration of this Agreement, all Company Materials shall be returned immediately to the Company, and Employee shall not make or retain any copies thereof.

d)                                     Antisolicitation.  Employee promises and agrees that during the Term of this Agreement and for the twenty-four (24) month period commencing on the Termination Date, he will not influence or attempt to influence customers or suppliers of the Company or any of its present or future subsidiaries or affiliates, either directly or indirectly, to divert their business to any individual, partnership, firm, corporation or other entity then in competition with the Company, or any subsidiary or affiliate of the Company.

e)                                      Soliciting Employees.  During the Term of this Agreement and for the twenty-four (24) month period commencing on the Termination Date, Employee promises and agrees that he will not directly or indirectly solicit any of the Company’s employees to work for any business, individual, partnership, firm, corporation, or other entity in which Employee has any relationship.

11.                               Merger or Other Change in Control.  For purposes of this Agreement, a “Change in Control” shall mean, with respect to the Company (the definition of which, for sake of clarity, means either or both of HA or HH), any of the following: (a) any person or persons acting together that would constitute a “group” for purposes of Section 13(d) of the Securities Exchange Act of 1934, beneficially own more than 40% of the total voting power of the stock of the Company entitled to vote for the board of directors of the Company (the “Voting Stock”) or economic interests in the Company, (b) the sale, transfer, assignment or other disposition (including by merger or consolidation) by the shareholders of HH, in one transaction or a series of related transactions, with the result that the beneficial owners of the Voting Stock of or economic interests in HH immediately prior to the transaction (or series) do not, immediately after such transaction (or series) beneficially own Voting Stock representing more than 40% of the voting power of all classes of Voting Stock of HH or any successor entity of HH or economic interests in HH representing more than 40% of the economic interests in HH or any Company or any successor entity of HH; (c) the sale or other transfer (in one or a series of transactions) of all or substantially all of the assets of the Company, (d) the dissolution or liquidation of the Company, or (e) a change in the composition of the Board, as a result of which, fewer than one-half of the incumbent directors (without including directors who are appointed as part of the union contract) are directors who either (i) had been directors, other than directors who are appointed as part of the union contract, of the Company on the Renewal Effective Date (the “Original Directors”); or (ii) were elected, or nominated for election, to the Board of Directors with the affirmative votes of at least a majority of the aggregate of the Original Directors who were still in office at the time of the election or nomination or directors whose election or nomination was previously so approved.

12.                               Notices.  All notices and other communications under this Agreement shall be in writing and shall be given by facsimile (with confirmation of transmission), first class mail, certified or registered with return receipt requested, or national, reputable overnight courier and shall be deemed to have been duly given three (3) days after mailing or on the next business day following delivery by overnight courier or transmission of a facsimile to the respective persons named below:

If to HA:	Hawaiian Airlines, Inc.
c/o Ranch Capital, LLC
12730 High Bluff Drive, Suite 180
San Diego, California 92130
Attn: Chairman of the Board of Directors

with a copy to	Hawaiian Airlines, Inc.
3375 Koapaka Street, Suite G-350
Honolulu, HI 96819
Attn: General Counsel

If to HH:	Hawaiian Holdings, Inc.
c/o Ranch Capital, LLC
12730 High Bluff Drive, Suite 180
San Diego, California 92130
Attn: Chairman of the Board of Directors

with a copy to	Hawaiian Holdings, Inc.
3375 Koapaka Street, Suite G-350
Honolulu, HI 96819
Attn: General Counsel

If to the Company, then to either HA or HH, as set forth above.

If to Employee:	Mark B. Dunkerley
at the last residential address known to the Company

with a copy to	Munger, Tolles & Olson
355 S. Grand Ave. 3500
Los Angeles, California 90071
Attn: Sandra Seville-Jones
Tel: (213) 683-9126
Fax: (213) 683-5126

Either party may change such party’s address for notices by written notice duly given pursuant hereto.

13.                               Arbitration Clause/Attorneys Fees.  Any controversy or claim arising out of or relating to this Agreement shall be settled by expedited arbitration administered by the DRS, Inc. in Honolulu, Hawaii, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.  In the event judicial or quasi-judicial determination is necessary of any dispute arising as to the parties’ rights and obligations hereunder, the Company and Employee shall each bear its/his respective attorneys’ fees and costs associated with such dispute.  The Company shall reimburse Employee (or directly pay) for all reasonable attorneys’ fees and expenses incurred in connection with entering into and/or negotiating this Agreement, up to a maximum of $75,000.  Any such reimbursement or direct payment payable under this Section 13 shall be made as soon as practicable after submission of such fee or expense by Employee for payment; provided however, that in no event shall reimbursement or direct payment be made later than the end of the year following the year in which Employee pays such fee or expense.

14.                               Termination of Prior Agreements.  Except as specifically provided herein, this Agreement terminates and supersedes any and all prior agreements and understandings between the parties with respect to employment or with respect to the compensation of Employee by the Company from and after the Renewal Effective Date, including the Prior Agreement.

15.                               Assignment; Successors.  This Agreement is personal in its nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided that, in the event of the merger, consolidation, transfer or sale of all or substantially all of the assets of the Company with or to any other individual or entity, this Agreement shall, subject to the express provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder.

16.                               Governing Law.  This Agreement and the legal relations thus created between the parties hereto shall be governed by and construed under and in accordance with the laws of the State of Hawaii applied without regard to the choice of law principles thereof.

17.                               Entire Agreement; Headings.  This Agreement embodies the entire agreement of the parties respecting the matters within its scope and may be modified only in writing.  Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

18.                               Waiver; Modification.  Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.  This Agreement shall not be modified in any respect except by a writing executed by the party against whom such modification is charged.

19.                               Severability.  In the event that a court of competent jurisdiction determines that any portion of this Agreement is in violation of any statute or public policy, only the portions of this Agreement that violate such statute or public policy shall be stricken.  All portions of this Agreement that do not violate any statute or public policy shall continue in full force and effect.  Further, any court order striking any portion of is Agreement shall modify the stricken terms as narrowly as possible to give as much effect as possible to the intentions of the parties under this Agreement.

20.                               Indemnification.  The Company shall indemnify and hold Employee harmless to the maximum extent permitted by Section 145 of the Delaware General Corporation Law and the Restated Articles of Incorporation and Amended Bylaws of Hawaiian Airlines, Inc. and of Hawaiian Holdings, Inc. respectively.  The Company will maintain an Errors and Omissions insurance policy during the term of this Agreement, which policy shall name Employee as an insured.

21.                               Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

22.                               Section 409A.

a)                                     General.  This Agreement shall be interpreted, construed and administered in a manner that satisfies the requirements of Section 409A of the Code and the Department of Treasury Regulations and other guidance promulgated thereunder.  It is the intent of this Agreement to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided under this Agreement will be subject to the additional tax imposed under Section 409A, and any ambiguities in this Agreement will be interpreted to so comply.  The Company and Employee agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition under Section 409A prior to actual payment to Employee.  All payments or distributions under this Agreement shall be made on the date or during the period specified herein for such payments, subject to Section 22(b) herein.  To the extent no date or period is specified, a payment or distribution shall be made on or before the later of (i) the fifteenth day of the third month following the end of Employee’s first taxable year in which the right to such payment or distribution is no longer subject to a substantial risk of forfeiture or (ii) the fifteenth day of the third month following the end of the Company’s first taxable year in which the right to such payment or distribution is no longer subject to a substantial risk of forfeiture (the “409A Limit”), except as provided in Section 22(b) herein.

b)                                     Specified Employee Delay.  Each of the payments under this Agreement shall be considered a separate payment for the purposes of Section 409A.  Notwithstanding any provision to the contrary in this Agreement, if (a) Employee is a “specified employee” within the meaning of Section 409A for the period in which the payment or benefits under this Agreement would otherwise commence and (b) any payment or benefit under this Agreement would otherwise subject Employee to any tax, interest or penalty imposed under Section 409A, if the payment or benefit would commence within six months of a termination of Employee’s employment with the Company (the “Deferred Compensation Separation Benefits”), then all such payments or benefits that would otherwise be paid during the first six months after Employee’s separation from service within the meaning of Section 409A shall be accumulated and shall be paid (together with, in the case of any cash payment, interest credited at the

Applicable Federal Rate in effect as of the date of Employee’s separation from service) on the earlier of (1) the first day which is at least six (6) months after Employee’s separation from service within the meaning of Section 409A or (2) the date of Employee’s death (as applicable, the “Specified Employee Payment Date”).

c)                                      Separation from Service.  Notwithstanding anything to the contrary in this Agreement, no Deferred Compensation Separation Benefits payable under this Agreement will be considered due or payable until and unless Employee has a “separation from service” within the meaning of Section 409A.  Notwithstanding anything herein to the contrary, if Employee dies following his “separation from service” but prior to the six (6) month anniversary of the date of his “separation from service,” then any Deferred Compensation Separation Benefits delayed in accordance with this Section will be payable in a lump sum as soon as administratively practicable after the date of Employee’s death, but not later than ninety (90) days after the date of Employee’s death, and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit.

23.                               Withholding.  The Company shall have the right to deduct and withhold from all amounts payable or benefits provided to Employee (whether pursuant to this Agreement or otherwise) all federal, state and local income and employment taxes the Company believes is required to be so deducted and withheld.  In the event any compensation is paid or benefits are provided other than in cash, Employee shall make arrangements satisfactory to the Company for the payment to the Company of such income and employment taxes.

24.                               Indemnity.  From and after the Renewal Effective Date, the Company will indemnify, defend, protect and hold Employee (and his heirs and executors) harmless, from and against any and all costs, losses, liabilities, obligations, damages, lawsuits, deficiencies, claims, demands and expenses (including reasonable attorneys’ fees) arising out of, relating to or resulting in any way from any breach of any representation or warranty of the Company in this Agreement; provided, however, that this Section 24 shall not apply to any taxes incurred by Employee due to such breach or payments hereunder.

IN WITNESS WHEREOF, the Company has caused this amended and restated Agreement to be executed by its duly authorized representatives, and Employee has hereunto signed this Agreement, on the dates set forth below.

EMPLOYEE		HAWAIIAN HOLDINGS, INC.

By:	/s/ Mark Dunkerley	By:	/s/ Crystal K. Rose

Date:		Name:	Crystal K. Rose

Title:

Date:

HAWAIIAN AIRLINES, INC.

By:	/s/ Crystal K. Rose

Name:	Crystal K. Rose

Title:

Date:

EXHIBIT A

HAWAIIAN AIRLINES, INC./HAWAIIAN

HOLDINGS, INC./MARK B. DUNKERLEY

RELEASE OF CLAIMS

This Release of Claims (“Agreement”) is made between and among Hawaiian Airlines, Inc., Hawaiian Holdings, Inc. (the “Company”), and Mark B. Dunkerley (“Employee”).

WHEREAS, Employee has agreed to enter into a release of claims in favor of the Company upon certain events specified in the offer letter agreement by and between Company and Employee (the “Employment Agreement”).

NOW THEREFORE, in consideration of the mutual promises made herein, the Parties hereby agree as follows:

1.                                      Termination.  Employee’s employment from the Company terminated on                                  (the “Termination Date”).

2.                                      Payment of Salary.  Employee acknowledges and represents that the Company has paid all salary, wages, bonuses, accrued vacation, commissions and any and all other benefits due to Employee prior to the date on which Employee executed this Agreement.

3.                                      Release.

(a)                                 Employee irrevocably and unconditionally releases Employer, its parent corporation, successors, heirs, assigns, directors, shareholders, trustees, officers, employees, servants, agents (and former directors, shareholders, trustees, officers, employees, servants, and agents), attorneys, executors, administrators, insurers, subsidiaries and affiliated companies from any and all claims, charges, complaints, grievances, contracts, liabilities, obligations, demands, promises, reimbursements, causes of action, costs, debts, expenses, damages (including, but not limited to actual damages, compensatory damages, special damages, liquidated damages, and punitive damages) of any kind directly or indirectly, known or unknown, suspected or unsuspected, arising out of or related to (i) the employment of Employee by Employer, (ii) the termination of Employee’s employment or the circumstances leading up to Employee’s termination of employment, and (iii) any other act or occurrence pre-dating Employee’s execution of this Agreement.

(b)                                 Employee acknowledges and agrees that Employee has read this Agreement.  Employee also acknowledges and agrees that Employee understands the terms of this Agreement.  Employee further acknowledges and agrees that Employee is entering into this Agreement deliberately, knowingly, and voluntarily, with full knowledge of its significance, and with the express intention of effecting the legal consequences relating to the extinguishment of all obligations.  Employee also acknowledges and agrees that Employer has advised Employee to seek the advice of Employee’s own attorney prior to executing this Agreement regarding the terms and conditions of this Agreement.

(c)                                  Employee understands that this Agreement releases Employer from all liability, past or present, arising out of or related to Employee’s employment, termination of employment and the circumstances leading up to Employee’s termination of employment, and any other act or occurrence pre-dating Employee’s execution of this Agreement, including, but not limited to, any rights or claims pursuant to (i) the Age Discrimination Act of 1967 (“ADEA”) (29 U.S.C. § 626, et seq.), and any amendments thereto; (ii) the Civil Rights Act of 1964 (“Title VII”) (42 U.S.C. § 2000e, et seq.), and any amendments thereto; (iii) the Civil Rights Statutes (42 U.S.C. §§ 1981, 1981a, and 1988), and any amendments thereto; (iv) the Americans with Disabilities Act of 1990 (“ADA”) (42 U.S.C. § 12101, et seq.), and any amendments thereto; (v) the Employee Retirement Income Security Act (“ERISA”) (29 U.S.C. §1001 et seq.), and any amendments thereto; (vi) Hawaii’s Employment Practices Act (Haw. Rev. Stat. ch. 378), and any amendments thereto; (vii) all applicable state and federal wage and hour laws, and any amendments thereto; (viii) all claims based on common law sounding in tort, contract, implied contract, negligence and/or gross negligence, including, but not limited to promissory estoppel, quantum meruit, libel/slander, defamation, misrepresentation, emotional distress (negligent or intentional) fraud or deceit, unpaid wages, equitable claims, breach of contract, breach of the covenant of good faith and fair dealing, breach of fiduciary duty, wrongful discharge and/or termination, and violation of public policy; and (ix) any claim for attorneys’ fees or costs.

Employee understands that nothing contained in this Agreement shall prohibit Employee from (i) bringing any action to enforce the terms of this Agreement or severance and other benefits due pursuant to the Employment Agreement or to enforce his other vested benefits and rights under the Company’s benefit plans in accordance with the terms of such plans and the Employment Agreement; (ii) filing a timely charge or complaint with the Hawaii Civil Rights Commission (“HCRC”) or the Equal Employment Opportunity Commission (“EEOC”) regarding the validity of the Agreement; or (iii) filing a timely charge or complaint with the HCRC or the EEOC or participating in any investigation or proceeding conducted by the HCRC or the EEOC regarding any claim of employment discrimination.  This release does not extend to any severance or other obligations due Employee under the Employment Agreement or to Employee’s vested rights and benefits under the Company’s benefit plans in accordance with the terms of such plans and the Employment Agreement.  Nothing in this Agreement waives Employee’s rights to indemnification or any payments under any fiduciary insurance policy, if any, provided by any act or agreement of the Company, state or federal law or policy of insurance.

(d)                                 Employee acknowledges and understands that there is a risk that subsequent to the execution of this Agreement, Employee may incur or suffer loss, damages, or injuries that are in some way related to or arising out of Employee’s employment with Employer or the termination thereof, but that are unknown and unanticipated at the time this Agreement is signed.  Accordingly, Employee hereby assumes these risks and that this Agreement shall apply to all such unknown or unanticipated claims.

(e)                                  Employee acknowledges and understands that Employee is not waiving any future rights or claims that might arise after the date this Agreement is signed by Employee.

(f)                                   Employee acknowledges and understands that Employer does not make nor has made any representations to force or induce Employee to sign this Agreement other than what is specifically provided for in this Agreement.  Furthermore, Employee acknowledges and understands that Employee is under no obligation to sign this Agreement.

4.                                      Acknowledgment of Waiver of Claims under ADEA.  Employee acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. Employee and the Company agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the effective date of this Agreement.  Employee acknowledges that the consideration given for this waiver and release Agreement is in addition to anything of value to which Employee was already entitled.  Employee further acknowledges that he has been advised by this writing that (a) he should consult with an attorney prior to executing this Agreement; (b) he has at least twenty-one (21) days within which to consider this Agreement; (c) he has seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; (d) this Agreement shall not be effective until the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law.  Any revocation should be in writing and delivered to the Vice-President of Human Resources at the Company by close of business on the seventh day from the date that Employee signs this Agreement.

5.                                      No Pending or Future Lawsuits.  Employee represents that he has no lawsuits, claims, or actions pending in his name, or on behalf of any other person or entity, against the Company or any other person or entity referred to herein.  Employee also represents that he does not intend to bring any claims on his own behalf or on behalf of any other person or entity against the Company or any other person or entity referred to herein.

6.                                      No Cooperation.  Employee agrees that he will not counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the Company and/or any officer, director, employee, agent, representative, shareholder or attorney of the Company, unless under a subpoena or other court order to do so.

7.                                      Arbitration.  The parties hereto agree that any and all disputes arising out of the terms of this Agreement, their interpretation, and any of the matters herein released, including any potential claims of harassment, discrimination or wrongful termination shall be subject to binding arbitration, to the extent permitted by law, as specified in the Employment Agreement.

8.                                      Effective Date.  This Agreement is effective eight (8) days after it has been signed by all parties hereto.

9.                                      Voluntary Execution of Agreement.  This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the parties hereto, with the full intent of releasing all claims.  The parties hereto acknowledge that:

(a)                                 They have read this Agreement;

(b)                                 They have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;

(c)                                  They understand the terms and consequences of this Agreement and of the releases it contains; and

(d)                                 They are fully aware of the legal and binding effect of this Agreement.

10.                               Confidential Information and Trade Secrets.  Employee agrees that, during Employee’s employment by Employer, Employee received and was privy to confidential information and trade secrets.  Employee agrees that Employee shall hold in confidence and not disclose to any unauthorized person any knowledge or information of a confidential nature and any trade secret with respect to the business of Employer acquired and possessed by Employee and shall not disclose, publish, or make use of the same without the prior express written consent of Employer.

11.                               Assignment.  This Agreement is personal as to Employee and shall not be assignable by Employee.

12.                               Modification.  This Agreement may not be changed, altered, modified, or amended orally, but only by an instrument in writing signed by the party against whom enforcement of any change, alteration, modification, or amendment is sought.

13.                               No Bar or Waiver.  No delay or omission on the part of Employer or Employee in exercising any right under this Agreement shall operate as a waiver of such right or of any other right either may have.  A waiver on one occasion shall not be construed as a bar to or waiver of any right on any future occasion.

14.                               Headings.  Paragraph headings are not to be considered part of this Agreement and are included solely for convenience and form no part of this Agreement or affect the interpretation thereof.

15.                               Notices.  All notices, requests, demand, and other communications hereunder shall be deemed to have been duly given if delivered by hand or mailed, certified or registered mail, with postage prepaid.

16.                               Entire Agreement.  This Agreement, the severance and post-termination obligation provisions of the Employment Agreement (e.g., Sections 7, 8 and 9 provisions), and Employee’s equity compensation agreements and other benefit plans contain the entire understanding of Employee and Employer, and fully supersede any and all prior agreements or understandings pertaining to the subject matter of this Agreement.  Each of the parties hereto acknowledges that no party or agent of any party has made any promise, representation or warranty whatsoever, either expressed or implied, not contained in this Agreement concerning the subject matter hereof to induce any other party to execute this Agreement, and each of the parties hereto acknowledges that it has not executed this Agreement in reliance upon any such promises, representations or warranties not specifically contained in this Agreement.

17.                               Binding Effect.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and to the successors and assigns of Employer.

18.                               Applicable Law.  This Agreement is being delivered in and shall be construed and enforceable in accordance with the laws of the State of Hawaii.

19.                               Miscellaneous.  If any term, covenant, or agreement in this Agreement or any application thereof shall be held to be invalid or unenforceable, the remainder of this Agreement and any other application of such term, covenant, or agreement shall not be affected thereby.  No party shall be deemed to be the drafter of this Agreement and this Agreement shall not be construed for or against any of the parties.

IN WITNESS THEREOF, parties hereto have executed this Agreement on the dates set forth below.

EMPLOYEE	HAWAIIAN HOLDINGS, INC.

By:	By:

Date:	Name:

Title:

Date:

HAWAIIAN AIRLINES, INC.

By:

Name:

Title:

Date: